SERVICES AGREEMENT MAN LONG SHORT FUND and CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SERVICES AND RELATED TERMS AND CONDITIONS

3.	INSTRUCTIONS

4.	COMPLIANCE WITH LAWS; ADVICE

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.	SCOPE OF RESPONSIBILITY

7.	INDEMNITY

8.	FEES AND EXPENSES

9.	REPRESENTATIONS

10.	TERM AND TERMINATION

11.	GOVERNING LAW AND JURISDICTION

12.	MISCELLANEOUS

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Fees and Expenses

THIS SERVICES AGREEMENT is made on ___________________, 2010, by and between Man Long Short Fund, a Delaware statutory trust (the “Client” or the “Fund”)) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)
Services.  The Services are described in Schedule 2 (the “Services Schedule”).  The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term.  The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)
Service Changes.  The Service Provider will be obliged to perform only those Services set forth in the Services Schedule.  The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule.  The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.  The foregoing process is the “Change Control Process.”

(C)
Provision of Information; Cooperation.  In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.  Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)
Dependencies.  Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties.  For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.  The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)
as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”).  The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)
Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)
the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)
the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”).  The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)
Other Services and Activities.  The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons.  Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so.  Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	INSTRUCTIONS

(A)
Medium of Transmission.  Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.
(B)
Security Procedures.  The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”).  The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.  The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)
Requests for Instructions.  The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)
Reliance.  The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change).  The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)
Cut Off Times.  The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day.   Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)
Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence.  Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting.  In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)
Compliance.  The Service Provider will comply in all material respects with all Laws that it is subject to.  The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services.  Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)
No Fiduciary etc.  The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountants or auditors.

(C)
Laws Applicable to the Client.  Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)
Advice of Experts.  About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party).  Any costs related to such advice from external counsel or independent accountants will be borne by the Client.  The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)
Communications and Statements.  Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy.  The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client.  Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)
Records and Access.  Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records.  Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

(C)
Confidentiality.  The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)
The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party.  The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law.  Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)
Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client.  The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)
Use of Name.  Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes.  Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)
Communications to Customers.  Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval.  The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.   If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)
Privacy.  Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider's duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.	SCOPE OF RESPONSIBILITY.

(A)
Standard of Care.  The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).  The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)
Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)
The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule.  The Service Provider will have no implied duties or obligations.  Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)
The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)
Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT.  SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)
Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY.

(A)
Indemnity by the Client.  The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”)  for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)
this Agreement, except any Loss resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)
any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)
Notification, Participation; Indemnitor Consent.  Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim.  The Client will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Client may be required to indemnify it except with the Client’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) hereof, in the event the Indemnitee has not secured such consent the Client will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)
Fee Schedule.  The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.  For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)
Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets.  The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i) It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii) It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)
This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

	(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)
Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

	(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)
Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

	(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)
Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

	(iv)	This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of the Funds (collectively, the “Board”).

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

	(i)	it has commercially reasonable data security and business continuity controls and plans; and

	(ii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and shall continue until terminated pursuant to Section 10(B).

(B)	Termination. Subject to Section 10(C):

	(i)	Either Party may terminate this Agreement with or without cause, by provision of at least 90 days written notice of termination.

(ii)
Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

	(iii)	This Agreement may be further terminated by either party immediately in the event of:

(a)
the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b) the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)
Termination-related Obligations.  Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder.  If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records.  Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees.  The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)
Jurisdiction.  The courts of the country in which the Service Provider is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)
Venue.  Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)
Sovereign Immunity.  The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)
Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written.  In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.   Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)
Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)
Waiver of Rights.  Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)
Recordings.  The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)
Assignment.  No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(G)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(H)
Certain Communications.  The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.	Man Long Short Fund

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.
“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.
“Business Day” means any day on which banks are open for business in New York City.
“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.
“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.
“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.
“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.
“Client Records” has the meaning set forth in Section 5(B) of the Agreement.
“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.
“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)           information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)           information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)           any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.
“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.
“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

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“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.
“Effective Date” means the date first set forth on page 1 of the Agreement.
“Fee Schedule” means Schedule 4 to the Agreement.
“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.
“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.
“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement
“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.
“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.
“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.
“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.
“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.
“Loss” has the meaning set forth in Section 7 of the Agreement.
“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.
“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.
“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.
“Parties” means the Client and the Service Provider.
“Person” means any natural person or incorporated or unincorporated entity.
“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.
“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.
“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.
“Report” has the meaning set forth in Section 5(A) of the Agreement.
“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.
“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.
“Service Change” has the meaning set forth in Section 2(B) of the Agreement.
“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.
“Services Schedule” means Schedule 2 to the Agreement.
“Services” means the services set forth in Schedule 2 to the Agreement.
“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.
“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement Page 2

Schedule 2 to Services Agreement -- Services

1.           Maintenance of Books and Records.  Service Provider will keep and maintain the following books and records pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)           Journals containing an itemized monthly record in detail of all purchases and sales of securities (including investments), all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(b)           General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(c)           Separate ledger accounts required by subsections (b)(2)(ii) and (iii) of the Rule;

(d)           A monthly trial balance of all ledger accounts (except investor accounts) as required by subsection (b)(8) of the Rule; and

(e)           Other recordkeeping requirements as prescribed under the 1940 Act, 1933 Act or the Investment Advisers Act of 1940 (the “Advisers Act”), collectively (the “Acts”).

2.           Fund Accounting and Financial Administration.  In addition to the maintenance of the books and records specified above, Service Provider shall perform the following accounting services (monthly, unless expressly provided otherwise) and administrative services all in accordance with the Offering Documents:

(a)           Calculate the net asset value of the Fund (“Net Asset Value”) and each share (“Shares”) all in accordance with the Fund’s valuation policy and procedures (the “Valuation Policy”), the Fund’s applicable Organic Documents and Offering Documents; allocate profit and loss, income and expenses to investor accounts, if applicable;

(b)           Verify and reconcile with the Custodian and Investment Advisers, cash balances, investments and trade activity;

(c)           Compute as appropriate, the Fund’s net income (loss) and capital gains (losses), and monthly and annual return as mutually agreed;

(d)           Calculate all contractual expenses of the Fund, including calculation of management fees, expense waivers/reimbursements, servicing fees, adviser fees, and performance allocation/fees (if applicable), amortization of organization expenses and offering costs, all in accordance with the Fund’s Offering Documents and if not disclosed therein, based on instructions from Authorized Persons;

(e)           Post Fund transactions to appropriate general ledger categories;

(f)           Accrue Fund expenses in accordance with budgets or as otherwise directed by Authorized Persons;

(g)           Post investor activity and reconcile monthly balances;

(h)           Monitor and report to the Fund and the Custodian the outstanding receivables and payables for all (A) trades in investments, (B) transactions in Shares, and (C) income and expense accounts;

(i)           Determine unrealized appreciation and depreciation on securities held (including investments) and account for the amortization of premiums or discounts;

(j)           Update fund accounting system to reflect rate changes, as received from Bloomberg and other pricing sources, including the Investment Adviser, on variable interest rate instruments;

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(k)           Identify and research corporate actions based on information received from any investment or publicly-distributed information and update fund accounting system to reflect any such actions, including stock splits and reorganizations.

(l)           After approval by the Investment Adviser of Net Asset Value calculations, distribute Net Asset Values and other performance information as mutually agreed, at least monthly.

(m)           Prepare and provide monthly, quarterly and annual unaudited statement of assets, liabilities and capital, statement of operations, statement of changes in  capital, statement of changes in cash flows and schedule of investments, if requested;

(n)           Prepare and provide accounting information, as applicable, for registration statements on Form N-2, reports to investors, and other filings related to Interests, and examinations by the SEC or other regulators;

(o)           In connection with the annual audit and tax filings performed by the Fund’s auditor and tax accountant, provide the auditor and tax accountant with access to the Fund’s books and records and provide the following reports:

(i)	Working trial balances showing all adjusting entries reconciling to the audited financial statements;
(ii)	audited financial statements;
(iii)	lists of transfers between or within funds; and
(iv)	interest, dividend income, expenses and gain/loss detail.

Any modifications requested to the above reports will require additional programming at an additional cost to be mutually agreed;

(p)           Coordinate and prepare, with the assistance of the Investment Adviser and officers, drafts of communications to investors, including the annual report of the Fund; prepare the drafts of the semi-annual report for the Fund, and, if the Fund is registered under the 1940 Act, file the certified final versions thereof of Form N-CSR; prepare and file the Fund’s Form N-SAR and Form N-Q;

(q)           Prepare financial materials for Board books, if requested;

(r)           Assist with regulatory audits and examinations of the Fund, including providing accounting reports of the Fund for such audits and examinations;

(s)           Calculate total returns of the Fund for dissemination to up to fifteen (15) information services covering the investment company industry; and

(t)           Process disbursements for the Fund, subject to written authorization from both the Fund and Service Provider in accordance with the established procedures of the Fund for the payment of Fund expenses, which shall include Service Provider reviewing the support provided for each disbursement submitted for payment.

3.           Transfer Agent/Investor Services.  Service Provider shall also maintain accounts of investors on its investor record-keeping systems, and provide the following investor services in connection therewith:

(a)           Maintain the register of investors; process purchases, repurchases pursuant to tender offers or otherwise, compulsory repurchases, and transfers of Shares; maintain investor records, including account documentation files, establish account relationship linking/grouping, record investor account information changes, and balance monthly transaction activity;

(b)           Maintain investor information files, and microfiche and/or image all subscription applications and source documentation;

Schedule 2 to Services Agreement Page 2

(c)           Function as dividend agent including calculating, disbursing and recordkeeping for all dividends generated by the Fund;

(d)           Dealer/Load Processing. As mutually agreed, Service Provider shall:

(i)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(ii)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(iii)	Provide for payment of commission on direct shareholder purchases in a load fund.

(e)           Complete cash settlement between the Fund, the Custodian, investors, and other third parties and reconcile the Fund’s bank accounts;

(f)           Prepare and issue investor confirmations (for all investors unless agreed to otherwise by the Fund); upon investor request, prepare duplicate investor confirms;

(g)           Except as otherwise agreed upon with the Fund, prepare and issue monthly account statements to investors and provide a monthly report of account activity per investor to the Investment Adviser; upon investor request, prepare duplicate account statements (special order account statements available for mutually agreed upon fees and mutually agreed upon timelines);

(h)           Provide mailing labels for distribution of financial and tax reports, Offering Documents, proxy statements, or marketing material to current investors;

(i)           Review all incoming investor documentation to verify receipt of all information and documentation required by Service Provider in the performance of its services and obligations hereunder;

(j)           To the extent information is made available to Service Provider, upon opening new accounts and periodically thereafter as reasonably directed by the Fund, verify investor identity and check investor names against the lists of persons subject to economic and trade sanctions published by the U.S. Department of the Treasury, Office of Foreign Assets Control and Financial Crimes Enforcement Network, in each case as required by applicable U.S. laws and regulations;

(k)           Place holds on transactions in investor accounts or freeze assets in investor accounts, as provided by the Fund’s relevant written policies and procedures (the “AML Program”);

(l)           Create documentation to provide a basis for law enforcement authorities to trace illicit funds;

(m)           Maintain all records or other documentation created or received by Service Provider pursuant to its services under this Agreement related to investor accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Fund;

(n)           Distribute tender offer materials to investors and compile investor replies.

(o)           The Client acknowledges and agrees that deviations from Service Provider’s written transfer agent compliance procedures may involve a substantial risk of loss.  In the event an authorized representative of the Client requests that an exception be made from any written compliance or transfer agency procedures adopted by Service Provider, or adopted by the Client and approved by Service Provider (including any requirements of the Client’s AML Program), Service Provider may in its sole discretion determine whether to permit such exception.  In the event Service Provider determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Client (other than an employee of Service Provider) and delivered to Service Provider (an “Exception”); provided that an Exception concerning the requirements of the Client’s AML Program shall be authorized by the Client’s anti-money laundering compliance

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officer (“AML Compliance Officer”).  An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Service Provider receives written notice from the Client that such instrument has been terminated and the Exception is no longer in effect).  Notwithstanding any provision of the Agreement or this Amendment that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith and without willful misconduct, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client resulting from the Exception, and the Client shall indemnify Service Provider and hold Service Provider harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Service Provider therefrom.

4.           Fund Administration Services.  Service Provider shall perform the following services to assist the Fund with administrative requirements:

(a)           Provide the Fund’s Board of Directors (the “Board”) with such reports regarding investment performance as it may reasonably request, but Service Provider shall have no responsibility for supervising the performance by any Investment Adviser of its responsibilities;

(b)           Calculate income/capital gain distributions in accordance with U.S. income/excise tax distribution requirements and timely processing of such distributions in compliance with Subchapter M of the Code.

(c)           Proactively monitor Fund activity for compliance with Subchapter M of the Code on a monthly basis with interim reporting of estimated information for the month within 15 days following month end and final reporting within 20 days following month end, all subject to the provision of such information necessary to Service Provider for calculation purposes;

(d)           Prepare US tax forms (e.g., 1099-MISC), including calculation of amounts reported for any payees of the Funds.

(e)           Calculate and prepare investor tax reporting forms;

(f)           Prepare financial information, as applicable, for registration statements under the 1940 Act and/or the 1933 Act, reports to investors, and other Fund regulatory filings.  Review drafts of all such filings to verify information provided.

(g)           Assist the Funds in developing portfolio compliance procedures, and provide periodic compliance monitoring services incorporating certain of those procedures, including (as applicable), compliance with investment restrictions imposed by the 1940 Act and the Fund’s investment objective, defined investment policies, and restrictions, provided such are determinable based upon the Fund’s accounting records.  In connection with the foregoing, review quarterly compliance reports that are prepared by the Investment Adviser, if applicable.  Service Provider will also provide the Board with quarterly results of portfolio compliance reviews.  The Investment Adviser is responsible for confirming that any compliance tests are appropriate.

(h)           Assisting the Fund and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from counsel to the Fund in response to such routine or non-routine regulatory matters.  The assistance to be provided with respect to SEC inspections includes (A) rendering advice regarding proposed responses (B) compiling data and other information in response to SEC requests for information and (C) communicating with Fund management and the Investment Adviser to provide status updates.  In addition, Service Provider will provide appropriate assistance with respect to audits conducted by the Fund’s independent accountants, including compiling data and other information as necessary;

(i)           To assist the Fund (if it is registered under the 1940 Act) in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related laws (collectively, “Sarbanes-Oxley”), Service Provider will internally establish and maintain its own controls and procedures designed to ensure that information recorded, processed, summarized, or reported by Service Provider on behalf of the Fund and included in the Fund’s reports on Form N-CSR, Form N-Q and any other reports required to be certified pursuant to Sarbanes-

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Oxley (collectively, “Reports”) is (A) recorded, processed, summarized, and reported by Service Provider within the time periods specified in the SEC’s rules and forms and the Fund’s disclosure and control procedures (the “Fund DCPs”), and (B) communicated to the relevant officers of the Fund who are required to certify Reports under Sarbanes-Oxley (“Certifying Officers”), in a manner consistent with the Fund DCPs.

(k)           Solely for the purpose of providing a Certifying Officer with a basis for his or her certification of any Report, Service Provider will (1) provide a sub-certification with respect to Service Provider’s services during any fiscal period in which Service Provider served as a financial administrator to the Fund consistent with the requirements of the certification required under Sarbanes-Oxley, and/or (2) inform the Certifying Officers of any reason why all or part of such required certification would be inaccurate.  In rendering any such sub-certification, Service Provider may (a) limit its representations to information prepared, processed and reported by Service Provider which shall include any party to which Service Provider delegates any of its responsibilities hereunder, all in accordance with this agreement, (b) rely upon and assume the accuracy of the information provided by officers (other than an officer or employee of Service Provider) and other authorized agents of the Fund, including all other relevant service providers of the Fund, and compliance by such officers and agents with the Fund DCPs, and (c) assume that the Fund has selected appropriate accounting policies.

(l)           Administer and handling all accounting and administration for the Fund’s dividend reinvestment plan.

5.	Blue Sky Services

Service Provider shall provide the services described below to Client relating to Client’s obligations to make notice filings under the securities laws of the various states in which Client offers its Shares:

(a)           With respect to Funds registered under the 1940 Act, prepare and file with appropriate state securities regulators notice filings on Form NF, including all amendments thereto, and prepare and file such other reports, applications or documents (including, if required, reports of the sale and redemption of Shares or the termination of Client’s offering of its Shares) as may be required by state securities laws to remain in compliance with such laws and as may be necessary to allow Client to make a continuous offering of its Shares in such states.

(b)           Except as otherwise provided in this Agreement, Service Provider shall not be obligated to make any federal securities filings with the SEC or otherwise (e.g., Form D filings).  To the extent that any of the obligations of Service Provider set forth below are contingent upon the existence of a federal filing, the payment of a fee, or the delivery to Service Provider of any information or document, Service Provider’s performance shall be excused until a commercially reasonable time after such filing is made, fee is paid, or information or document is received by Service Provider, as the case may be.  Client shall be responsible for identifying to Service Provider in writing those securities or transactions to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

Schedule 2 to Services Agreement Page 5

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)
The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.
(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.
(D)
The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)
The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.
(G)
The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

Schedule 3 to Services Agreement Page 1

Schedule 4 to Services Agreement

Fee Schedule

1.           FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.  All fees shall be aggregated and paid monthly.

Schedule 5 to Services Agreement Page 1